Exhibit 10.1

December 13, 2019

Troy Bolotnick
22512 Cantlay Street
West Hills, CA 91307

Dear Troy,

We are pleased to offer you the position of Chief Operating Officer. Your annual base compensation will remain $300,000 which will be paid to you through payroll on a semi-monthly basis one pay period in arrears. You will also be eligible to participate in MusclePharm’s Discretionary Bonus Program and are eligible for an annual bonus up to Three Hundred Thousand Dollars ($300,000). Bonus payments on MusclePharm’s Discretionary Bonus Program are paid quarterly up to Seventy-Five Thousand Dollars ($75,000) per quarter and dependent upon the Company’s financial and mutually agreed upon personal KPI goals being met. In this position, you will report into the Company’s CEO.

You remain eligible to participate in the following MusclePharm benefits:

Benefits: Standard MusclePharm provided benefits for full-time employees, currently include the following:

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401(k) retirement account after Six Months of employment with up to a 4% company match, MusclePharm enrolls eligible employees on a monthly basis

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Health, Dental, Vision and Life & Disability Insurance (1st of the month following start date)

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Three days of sick leave

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After ninety days you will accrue up to three (3) weeks of paid vacation for the first year, then four (4) weeks per year starting the second year

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US holidays recognized by MusclePharm are effective immediately

Contingent upon execution of this offer and after the employment start date which was October 15, 2019, you will also be eligible for the following benefits:

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You will be granted shares equivalent to Fifty Thousand Dollars ($50,000). The price per share will be determined by the 30-day trailing average stock price from the first day of employment. These shares will vest 50% after six months of continuous service, and the remaining 50% after one year of employment or, automatically upon majority change of ownership.

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Upon majority change of ownership of the Company, exclusive of the CEO’s note conversion, you will receive a change of ownership bonus equivalent to one (1) year of your annual base salary and one (1) year of your annual bonus target.

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If terminated without good cause for the benefit of the Company, and upon the successful execution of the Company’s standard Release and Separation Agreement you will receive severance pay in the following amount:

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One month’s base salary for every month of employment up to 12 months, with a minimum of 6 months base salary.

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In the event the Company terminates this agreement after it has been executed, but before the employment start date, then MusclePharm agrees to pay a termination fee. The termination fee will be equivalent to six months of annual base compensation and following the execution of Company’s Standard Release Agreement. Once employment has begun this termination fee is superseded by the severance clause described herein.

This employment offer shall supersede prior employment agreements and understandings oral or written, between you and the Company.

Your employment with MusclePharm is on an “At Will” basis and, thus, either you or MusclePharm may terminate the employment relationship at any time, with or without cause. Additionally, this offer letter does not constitute a contract of employment, and any or all of the benefits listed above may be changed from time to time, at the sole discretion of MusclePharm.

Your new title will become effective December 16, 2019. Please sign below to accept this offer.

Sincerely,

/s/ Gloria Medel
Gloria Medel
Accounting Manager / Human Resources Manager
gloria.medel@musclepharm.com
818.899.9952

Acceptance of Job Offer:

__/s/ Troy Bolotnick______________

Print Name: _Troy Bolotnick_______

Date: __December 13, 2019________

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